Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Second Quarter 2023 Results

–Solid Growth in Construction and Transportation Businesses More Than Offset Anticipated Second Quarter Mix Headwinds in Utility Structures
–Disciplined Working Capital Management Led to 47% Increase in Operating Cash Flow
–Raised Low End of Full Year 2023 Revenue and Adjusted EBITDA Guidance Reflecting Strong First-Half Results and Increased Confidence

DALLAS, Texas - ARCOSA, Inc. - August 3, 2023:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the second quarter ended June 30, 2023.

On October 3, 2022, the Company completed the divestiture of its storage tanks business. Financial results for the storage tanks business were historically included in the Engineered Structures segment as part of continuing operations until the date of sale. The tables below include additional financial information to facilitate the comparison to prior year's results.

Second Quarter Highlights

	Three Months Ended June 30,
	2023	2022	% Change

	($ in millions, except per share amounts)
Revenues	$584.8	$602.8	(3)%
Revenues, excluding impact from divested business(1)	$584.8	$540.9	8%
Net income	$40.9	$39.0	5%
Adjusted Net Income(2)	$37.3	$40.9	(9)%
Diluted EPS	$0.84	$0.79	6%
Adjusted Diluted EPS(2)	$0.76	$0.83	(8)%
Adjusted EBITDA(2)	$85.8	$99.2	(14)%
Adjusted EBITDA Margin(2)	14.7%	16.5%	(180 bps)
Adjusted EBITDA, excluding impact from divested business(1)(2)	$85.8	$83.4	3%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	14.7%	15.4%	(70 bps)
Net cash provided by operating activities	$127.6	$86.7	47%
Free Cash Flow(2)	$75.6	$68.3	11%
bps - basis points
(1) Excludes the impact of the storage tanks business in the prior period.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

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“I am pleased with Arcosa's second quarter performance, with Adjusted EBITDA surpassing last year's record results, normalizing for the divestiture of our storage tanks business,” said Antonio Carrillo, President and Chief Executive Officer.
“In Construction Products, we continued to successfully advance pricing, manage cost pressures, and drive solid unit profitability in natural and recycled aggregates. However, overall Adjusted Segment EBITDA margins were impacted by operating inefficiencies in our specialty materials business that we are addressing.
“Within Engineered Structures, our wind towers business performed well on a low level of volume, benefiting in part from the recognition of tax credits associated with the Inflation Reduction Act. Anticipated product mix headwinds in our utility structures business resulted in lower overall segment profitability in-line with our expectation. We expect a stronger second half and remain optimistic about our future growth potential. The demand environment across the segment continues to be very robust, and we are in the early stages of a multi-year expansion in the wind industry.
“Adjusted Segment EBITDA in Transportation Products more than doubled and margins expanded 530 basis points year-over-year, underscoring the operating leverage inherent in these businesses as volumes improve. We were pleased to obtain sufficient second quarter orders to maintain our barge backlog and extend our production visibility further into 2024 with improved pricing.”
Carrillo concluded, “Our strong cash conversion was a highlight for the quarter. Free Cash Flow increased 11% year-over-year, despite a near doubling in planned capital expenditures as we invest to capture an expanded range of organic growth initiatives. Our pipeline of acquisition and organic opportunities remain attractive, and our solid balance sheet and strong liquidity position provide ample flexibility for strategic capital allocation.”

2023 Outlook and Guidance

The Company made the following adjustments to its full year 2023 guidance:
•Increased the low end of its revenue guidance range to $2.25 billion from $2.20 billion, resulting in a full year range of $2.25 billion to $2.30 billion.
•Increased the low end of its Adjusted EBITDA guidance range to $355 million from $345 million, resulting in a full year range of $355 million to $370 million.
Commenting on the outlook, Carrillo concluded, “In light of Arcosa's solid financial performance through the first half of the year and improved visibility in our cyclical businesses, we have increased confidence in our full-year outlook. As a result, we are raising the low end of our 2023 revenue and Adjusted EBITDA guidance range.
“As we look ahead, Arcosa is well-positioned for growth given our broad exposure to infrastructure markets that we believe will benefit from multi-year tailwinds. We remain committed to expanding margin, generating strong cash flow and allocating capital to build long-term shareholder value.”

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Second Quarter 2023 Results and Commentary

Construction Products
•Revenues increased 8% to $264.8 million driven by higher pricing and volume growth in our recycled aggregates business, as well as organic volume growth and acquisition-related contribution in our trench shoring business.
•Revenues for natural aggregates and specialty materials were relatively unchanged as higher pricing was offset by lower volumes.
•Adjusted Segment EBITDA increased 5% to $57.2 million, benefiting from strong pricing gains and reduced inflationary cost pressures as lower diesel costs year-over-year offset higher cement and process fuels costs.
•Adjusted Segment EBITDA Margin declined to 21.6% compared to 22.1% in the prior year period. Freight-Adjusted Segment EBITDA Margin decreased to 24.1% compared to 25.3% in the prior year period.
•The decline in margins was driven by our specialty materials business, which was impacted by operating inefficiencies related to labor availability and unplanned maintenance, and offset solid margin expansion in our other businesses.
•Operating profit benefited from a $5.0 million reduction in a holdback obligation owed on a previous acquisition. This benefit has been excluded from Adjusted Segment EBITDA.

Engineered Structures
•Comparability of segment results was impacted by the divestiture of our storage tanks business. Second quarter 2022 revenues and Adjusted EBITDA for the storage tanks business were $61.9 million and $15.8 million, respectively.
•Revenues for utility, wind, and related structures were flat as higher volumes in our utility structures business were offset by lower volumes in our wind tower business.
•Excluding the impact of the storage tanks business, Adjusted Segment EBITDA decreased 17% to $28.1 million, and margins decreased 270 basis points to 13.6%.
•Adjusted Segment EBITDA declined as anticipated due to lower margins in our utility structures business driven by project mix and a decrease in wind tower volumes, partially offset by the recognition of $5.9 million in net benefit from Advanced Manufacturing Production (“AMP”) tax credits in our wind towers business.
•Order activity for utility and related structures was healthy during the quarter with orders received keeping pace with shipments. There were no new wind tower orders booked during the quarter, however, customer inquiries continue to indicate strong multi-year demand.
•At the end of the second quarter, the combined backlog for utility, wind, and related structures was $1,507.4 million compared to $410.1 million at the end of the second quarter of 2022.

Transportation Products
•Revenues were $113.0 million, up 28%. Barge revenues increased 35% and steel components revenues increased 17%, both driven by higher volumes and pricing.
•Adjusted Segment EBITDA increased $8.1 million, or 108%, to $15.6 million, representing a 13.8% margin compared to 8.5% in the prior period. The increase was driven by operating leverage associated with higher volumes and improved pricing.

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•During the quarter, we received orders of approximately $81 million in our barge business, representing a book-to-bill of 1.1. These orders are primarily for hopper barges for delivery in 2024.
•Barge backlog at the end of the quarter was $287.1 million compared to $131.8 million at the end of the second quarter of 2022. We expect to deliver approximately 45% of our current backlog in 2023.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses increased to $16.4 million in the second quarter compared to $13.4 million in the prior year primarily driven by higher compensation-related costs.
•Acquisition and divestiture-related costs were $0.3 million in the second quarter compared to $2.5 million in the prior year.
•The effective tax rate for the second quarter was 12.0% compared to 20.6% in the prior year. The decrease in the tax rate was primarily due to AMP tax credits for our wind tower business, which are excluded from taxable income, an increase in the excess tax benefit related to equity compensation, and lower foreign taxes.

Cash Flow and Liquidity
•Operating cash flow was $127.6 million during the second quarter, an increase of $40.9 million year-over-year.
•A reduction in working capital resulted in a $41.0 million source of cash for the quarter compared to the prior year's $7.7 million source of cash. The decrease in working capital was primarily due to a reduction in receivables and an increase to payables, offsetting higher inventory.
•Capital expenditures in the second quarter were $52.5 million, up from $27.0 million in the prior year, as progress continued on organic projects underway in Construction Products and Engineered Structures.
•Free Cash Flow for the quarter was $75.6 million, up from $68.3 million in the prior year.
•We ended the quarter with total liquidity of $672.8 million, including $197.9 million of cash, and Net Debt to Adjusted EBITDA was 1.0X for the trailing twelve months.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on August 4, 2023 to discuss second quarter 2023 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-343-1703 for domestic callers and 785-424-1116 for international callers. The conference ID is ARCOSA and the passcode is 90544. An audio playback will be available through 11:59 p.m. Eastern Time on August 18, 2023, by dialing 800-839-2457 for domestic callers and 402-220-7217 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic, or other similar outbreaks, on Arcosa’s business; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity Industries, Inc.; tax treatment of the spin-off; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year ended December 31, 2022 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$584.8	$602.8	$1,134.0	$1,138.6
Operating costs:
Cost of revenues	463.7	482.9	904.3	922.6
Selling, general, and administrative expenses	70.7	66.3	133.2	128.9
Gain on disposition of property, plant, equipment, and other assets	(0.6)	(3.6)	(23.2)	(4.8)
Gain on sale of storage tanks business	—	—	(6.4)	—
	533.8	545.6	1,007.9	1,046.7
Operating profit	51.0	57.2	126.1	91.9

Interest expense	7.1	7.7	14.2	14.9
Other, net (income) expense	(2.6)	0.4	(4.5)	1.3
	4.5	8.1	9.7	16.2
Income before income taxes	46.5	49.1	116.4	75.7
Provision for income taxes	5.6	10.1	19.8	16.5
Net income	$40.9	$39.0	$96.6	$59.2

Net income per common share:
Basic	$0.84	$0.80	$1.99	$1.22
Diluted	$0.84	$0.79	$1.98	$1.21
Weighted average number of shares outstanding:
Basic	48.5	48.3	48.4	48.2
Diluted	48.7	48.6	48.6	48.6

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2023	2022	2023	2022
Aggregates and specialty materials	$227.1	$216.2	$438.1	$404.1
Construction site support	37.7	29.7	62.8	53.3
Construction Products	264.8	245.9	500.9	457.4

Utility, wind, and related structures	207.0	206.7	414.7	397.3
Storage tanks(1)	—	61.9	—	121.8
Engineered Structures	207.0	268.6	414.7	519.1

Inland barges	72.5	53.8	140.6	100.8
Steel components	40.5	34.5	77.8	61.3
Transportation Products	113.0	88.3	218.4	162.1

Consolidated Total	$584.8	$602.8	$1,134.0	$1,138.6

	Three Months Ended June 30,		Six Months Ended June 30,
Operating profit (loss):	2023	2022	2023	2022
Construction Products	$34.4	$28.1	$83.9	$44.8
Engineered Structures(1)	21.7	41.5	51.6	69.8
Transportation Products	11.6	3.5	21.7	6.2
Segment Totals before Corporate Expenses	67.7	73.1	157.2	120.8
Corporate	(16.7)	(15.9)	(31.1)	(28.9)
Consolidated Total	$51.0	$57.2	$126.1	$91.9

Backlog:	June 30, 2023	June 30, 2022
Engineered Structures:
Utility, wind, and related structures	$1,507.4	$410.1
Transportation Products:
Inland barges	$287.1	$131.8

(1) On October 3, 2022, the Company sold the storage tanks business. We have recognized a total gain on the sale of $195.4 million, of which, $189.0 million was recognized in the fourth quarter of 2022 and $6.4 million was recognized in the first quarter of 2023. See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to operating profit, included above, for the three and six months ended June 30, 2022.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$197.9	$160.4
Receivables, net of allowance	386.5	334.2
Inventories	354.6	315.8
Other	36.1	46.4
Total current assets	975.1	856.8

Property, plant, and equipment, net	1,233.2	1,199.6
Goodwill	966.7	958.5
Intangibles, net	251.9	256.1
Deferred income taxes	9.7	9.6
Other assets	59.0	60.0
	$3,495.6	$3,340.6
Current liabilities:
Accounts payable	$238.7	$190.7
Accrued liabilities	126.0	121.8
Advance billings	40.0	40.5
Current portion of long-term debt	16.1	14.7
Total current liabilities	420.8	367.7

Debt	530.5	535.9
Deferred income taxes	192.2	175.6
Other liabilities	74.8	77.0
	1,218.3	1,156.2
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,685.6	1,684.1
Retained earnings	607.3	515.5
Accumulated other comprehensive loss	(16.1)	(15.7)
	2,277.3	2,184.4
	$3,495.6	$3,340.6

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Operating activities:
Net income	$96.6	$59.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	78.3	77.3
Stock-based compensation expense	12.6	10.1
Provision for deferred income taxes	12.9	12.3
Gains on disposition of property, plant, equipment, and other assets	(23.2)	(4.8)
Gain on sale of storage tanks business	(6.4)	—
(Increase) decrease in other assets	(0.3)	2.9
Increase (decrease) in other liabilities	(3.4)	(16.4)
Other	2.2	1.0
Changes in current assets and liabilities:
(Increase) decrease in receivables	(30.7)	(75.0)
(Increase) decrease in inventories	(34.6)	(17.4)
(Increase) decrease in other current assets	10.3	7.6
Increase (decrease) in accounts payable	43.4	55.3
Increase (decrease) in advance billings	4.0	(4.6)
Increase (decrease) in accrued liabilities	(6.8)	3.7
Net cash provided by operating activities	154.9	111.2
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	24.4	29.2
Proceeds from sale of storage tanks business	2.0	—
Capital expenditures	(96.9)	(52.9)
Acquisitions, net of cash acquired	(15.6)	(75.0)
Net cash required by investing activities	(86.1)	(98.7)
Financing activities:
Payments to retire debt	(5.4)	(56.3)
Proceeds from issuance of debt	—	80.0
Shares repurchased	—	(15.0)
Dividends paid to common stockholders	(4.8)	(5.0)
Purchase of shares to satisfy employee tax on vested stock	(11.1)	(9.7)
Holdback payment from acquisition	(10.0)	—
Net cash required by financing activities	(31.3)	(6.0)
Net increase (decrease) in cash and cash equivalents	37.5	6.5
Cash and cash equivalents at beginning of period	160.4	72.9
Cash and cash equivalents at end of period	$197.9	$79.4

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(in millions)
Net Income	$40.9	$39.0	$96.6	$59.2
Gain on sale of storage tanks business, net of tax	—	—	(4.5)	—
Impact of acquisition and divestiture-related expenses, net of tax(1)	0.2	1.9	0.7	2.6
Benefit from reduction in holdback obligation, net of tax	(3.8)	—	(3.8)	—
Adjusted Net Income	$37.3	$40.9	$89.0	$61.8

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(in dollars per share)
Diluted EPS	$0.84	$0.79	$1.98	$1.21
Gain on sale of storage tanks business	—	—	(0.09)	—
Impact of acquisition and divestiture-related expenses(1)	—	0.04	0.01	0.05
Benefit from reduction in holdback obligation	(0.08)	—	(0.08)	—
Adjusted Diluted EPS	$0.76	$0.83	$1.82	$1.26

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year 2023 Guidance
	2023	2022	2023	2022	Low	High
Revenues	$584.8	$602.8	$1,134.0	$1,138.6	$2,250.0	$2,300.0

Net income	40.9	39.0	96.6	59.2	152.9	158.0
Add:
Interest expense, net	5.7	7.7	11.6	14.8	22.0	23.0
Provision for income taxes	5.6	10.1	19.8	16.5	33.6	39.5
Depreciation, depletion, and amortization expense(1)	39.5	39.5	78.3	77.3	157.0	160.0
EBITDA	91.7	96.3	206.3	167.8	365.5	380.5
Add (less):
Gain on sale of storage tanks business	—	—	(6.4)	—	(6.4)	(6.4)
Impact of acquisition and divestiture-related expenses(2)	0.3	2.5	0.9	3.4	0.9	0.9
Benefit from reduction in holdback obligation	(5.0)	—	(5.0)	—	(5.0)	(5.0)
Other, net (income) expense	(1.2)	0.4	(1.9)	1.4	—	—
Adjusted EBITDA(3)	$85.8	$99.2	$193.9	$172.6	$355.0	$370.0
Adjusted EBITDA Margin	14.7%	16.5%	17.1%	15.2%	15.8%	16.1%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to Adjusted EBITDA, included above, for the three and six months ended June 30, 2022.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Construction Products
Revenues	$264.8	$245.9	$500.9	$457.4

Operating Profit	34.4	28.1	83.9	44.8
Add: Depreciation, depletion, and amortization expense(1)	27.8	26.3	54.7	50.9
Segment EBITDA	62.2	54.4	138.6	95.7
Less: Benefit from reduction in holdback obligation	(5.0)	—	(5.0)	—
Adjusted Segment EBITDA	$57.2	$54.4	$133.6	$95.7
Adjusted Segment EBITDA Margin	21.6%	22.1%	26.7%	20.9%

Engineered Structures
Revenues	$207.0	$268.6	$414.7	$519.1

Operating Profit	21.7	41.5	51.6	69.8
Add: Depreciation and amortization expense(1)	6.4	8.0	13.0	16.0
Segment EBITDA	28.1	49.5	64.6	85.8
Less: Gain on sale of storage tanks business	—	—	(6.4)	—
Adjusted Segment EBITDA(2)	$28.1	$49.5	$58.2	$85.8
Adjusted Segment EBITDA Margin	13.6%	18.4%	14.0%	16.5%

Transportation Products
Revenues	$113.0	$88.3	$218.4	$162.1

Operating Profit	11.6	3.5	21.7	6.2
Add: Depreciation and amortization expense	4.0	4.0	8.0	7.9
Segment EBITDA	15.6	7.5	29.7	14.1
Adjusted Segment EBITDA	$15.6	$7.5	$29.7	$14.1
Adjusted Segment EBITDA Margin	13.8%	8.5%	13.6%	8.7%

Operating Loss - Corporate	$(16.7)	$(15.9)	$(31.1)	$(28.9)
Add: Impact of acquisition and divestiture-related expenses - Corporate(3)	0.3	2.5	0.9	3.4
Add: Corporate depreciation expense	1.3	1.2	2.6	2.5
Adjusted EBITDA	$85.8	$99.2	$193.9	$172.6
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to Adjusted Segment EBITDA, included above, for the three and six months ended June 30, 2022.
(3) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Construction Products
Revenues	$264.8	$245.9	$500.9	$457.4
Less: Freight revenues	27.3	30.5	57.2	60.5
Freight-Adjusted Revenues	$237.5	$215.4	443.7	396.9

Adjusted Segment EBITDA(1)	$57.2	$54.4	$133.6	$95.7
Adjusted Segment EBITDA Margin(1)	21.6%	22.1%	26.7%	20.9%

Freight-Adjusted Segment EBITDA Margin	24.1%	25.3%	30.1%	24.1%

(1) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash Provided by Operating Activities	$127.6	$86.7	$154.9	$111.2
Capital expenditures	(52.5)	(27.0)	(96.9)	(52.9)
Proceeds from disposition of property, plant, equipment, and other assets	0.5	8.6	24.4	29.2
Free Cash Flow	$75.6	$68.3	$82.4	$87.5

Net income	$40.9	$39.0	$96.6	$59.2
Free Cash Flow Conversion	185%	175%	85%	148%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

June 30, 2023
Total debt excluding debt issuance costs	$551.4
Cash and cash equivalents	197.9
Net Debt	$353.5

Adjusted EBITDA (trailing twelve months)	$346.4
Net Debt to Adjusted EBITDA	1.0

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business
(in millions)
(unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2022	2022
Storage tanks business:
Operating Profit	$13.9	$24.2
Add: Depreciation and amortization expense	1.9	3.6
Storage tanks EBITDA	15.8	27.8
Storage tanks Adjusted EBITDA	$15.8	$27.8

972.942.6500	16	arcosa.com